Sandeep Laumas, MD         Exhibit 10.4
Execution Copy

SEPARATION AND GENERAL RELEASE AGREEMENT

This SEPARATION AND GENERAL RELEASE AGREEMENT (the “Agreement”) is made and entered into this 30th day of April, 2020, between Innovate Biopharmaceuticals, Inc. (name to change to 9 Meters Biopharma, Inc., immediately after the Closing (as defined below)), a Delaware corporation (the “Company”), and Sandeep Laumas, MD (“Executive”). Throughout the remainder of the Agreement, the Company and Executive may be collectively referred to as “the parties.”

Executive was employed as the Chief Executive Officer of the Company pursuant to an Amended and Restated Employment Agreement, dated March 11, 2018, as amended on February 18, 2019 (collectively, the “Employment Agreement”). Executive is also a party to a Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement with the Company, dated March 11, 2018 (the “Proprietary Information Agreement”).

The Company entered into a Plan of Merger and Reorganization with RDD Pharma Ltd., a company organized under the laws of Israel (“RDD”), among others (as amended on December 17, 2019, the “Merger Agreement”). The transaction contemplated by the Merger Agreement (the “Merger”) is anticipated to close in the near future (the “Closing”), with the Company being the surviving entity.

Executive wishes to resign from his employment, effective on the Closing, under the terms set forth in this Agreement. The parties wish to provide for the payment of severance benefits to Executive under his Employment Agreement as set forth in this Agreement.

Executive represents that Executive has carefully read this entire Agreement, understands its consequences, and voluntarily enters into it.
NOW THEREFORE, in consideration of the above and the mutual promises set forth below, Executive and the Company agree as follows:
1.SEPARATION. Executive’s employment with the Company will terminate as of the Closing (the “Separation Date”). Executive will be paid all accrued unused vacation on the first regularly scheduled payroll date which occurs at least five (5) days after the Separation Date. Executive waives any required notice under his Employment Agreement.

2.SEPARATION BENEFITS. In consideration of the release of claims and other promises contained herein, and on the condition that Executive fully complies with Executive’s obligations under this Agreement and the Proprietary Information Agreement, the Company will provide Executive with the following:

(a)    Severance Compensation. Pursuant to Section 5(c)(ii)(1) of the Employment Agreement, the Company shall pay to Executive Two Hundred Seventy Five Thousand and 00/100 Dollars ($275,000) (less applicable withholdings) (“Severance Pay”), payable in equal installments over a twelve (12) month period in accordance with the Company’s current payroll schedule commencing on the Company’s first regularly scheduled pay date following the Effective Date of this Agreement under Section 8, and subject to Section 16(c).

(b)    Benefits. Pursuant to Section 5(c)(ii)(2) of the Employment Agreement, conditioned on Executive’s eligibility for, and Executive’s proper and timely election to continue health insurance benefits under COBRA, or under any state law equivalent, after the Separation Date, reimbursement of the additional costs actually incurred by Executive for continuing health benefits (which, for purposes of clarity, shall include reimbursement for the employer’s portion of the premium for continuation of continuation of health insurance benefits as well as applicable administrative fee) at the same level in which Executive participated prior to the Separation Date for the shorter of (i) twelve (12) months following the Separation Date or (ii) until Executive obtains reasonably comparable coverage, with such reimbursements to commence on the first regular payroll date following the Effective Date of this Agreement under Section 8, and subject to Section 16(c). Such reimbursements are subject to Executive providing appropriate proof of the costs for such premiums.

(c)    Other Benefits. As of the Separation Date, Executive shall not be entitled to medical, dental, vision, life, disability, accidental death and dismemberment insurance benefits, or any other employee benefits, and shall not be an active participant in the Company’s 401(k) Plan (the “401(k) Plan”) or any other plan of any type. For the avoidance of doubt, Executive will not be eligible to contribute to Executive’s 401(k) plan from any payments received under this Agreement after the Separation Date, except for Executive’s regular salary paid through the Separation Date. Nothing in this Agreement, however, shall be deemed to limit Executive’s continuation coverage rights under COBRA or under any state law equivalent, or Executive’s vested rights, if any, under the 401(k) Plan or any other Company plan and the terms of those plans shall govern. The parties acknowledge that Executive was issued certain options to purchase the Company’s stock pursuant to certain awards under the Company’s 2015 Stock Incentive Plan (the “2015 Plan”) and various award agreements thereunder (the “Award Agreements”), and the terms of those plans and Award Agreements shall govern.

3.PROPRIETARY INFORMATION AGREEMENT. Executive is subject to the Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, dated March 11, 2018 (the “Proprietary Information Agreement”). Executive acknowledges and agrees that Executive will continue to be bound by and subject to the Proprietary Information Agreement, in accordance with its terms, and that Executive will forfeit all benefits under this Agreement should Executive breach such Proprietary Information Agreement. Pursuant to Section 7 of the Proprietary Information Agreement, Executive acknowledges that he has returned all Company property to the Company as of the Separation Date.

4.COOPERATION. Executive agrees that Executive will assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relating to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Section 4. The Company shall reimburse Executive for reasonable expenses incurred in connection with such cooperation.

5.RELEASE. IN CONSIDERATION OF THE BENEFITS CONFERRED BY THIS AGREEMENT, EXECUTIVE (ON BEHALF OF HIMSELF AND HIS FAMILY MEMBERS, HEIRS, ASSIGNS, EXECUTORS AND OTHER REPRESENTATIVES), RELEASES THE COMPANY AND ITS PAST, PRESENT AND FUTURE PARENTS, SUBSIDIARIES, AFFILIATES, AND ITS AND/OR THEIR PREDECESSORS, SUCCESSORS, ASSIGNS, AND ITS AND/OR THEIR PAST, PRESENT AND FUTURE OFFICERS, DIRECTORS, EXECUTIVES, OWNERS, INVESTORS, STOCKHOLDERS, ADMINISTRATORS, BUSINESS UNITS, ENEFIT PLANS (TOGETHER WITH ALL PLAN ADMINISTRATORS, TRUSTEES, FIDUCIARIES AND INSURERS) AND AGENTS (COLLECTIVELY, “RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS, KNOWN OR UNKNOWN, EXECUTIVE MAY HAVE OR CLAIM TO HAVE IN EACH CASE RELATING TO EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, OR EXECUTIVE’S SEPARATION THEREFROM, ARISING BEFORE THE EXECUTION OF THIS AGREEMENT BY EXECUTIVE, INCLUDING BUT NOT LIMITED TO CLAIMS: (I) FOR DISCRIMINATION, HARASSMENT OR RETALIATION ARISING UNDER ANY FEDERAL, state or local laws, or the equivalent applicable laws of a foreign country, prohibiting age (including but not limited to claims under the Age Discrimination in Employment Act of 1967 (ADEA), as amended, and the Older Worker Benefit Protection Act of 1990 (OWBPA)), sex, national origin, race, religion, disability, veteran status or other protected class discrimination, the Family and Medical Leave Act, as amended (FMLA), and/or harassment or retaliation for protected activity; (ii) for compensation, commission payments, bonus payments and/or benefits including but not limited to claims under the Fair Labor Standards Act of 1938 (FLSA), as amended, the Employee Retirement Income Security Act of 1974, as amended (ERISA), the Family and Medical Leave Act, as amended (FMLA), and similar federal, state, and local laws, or the applicable laws of any foreign country; (iii) under federal, state or local law, or the applicable laws of any foreign country, of any nature whatsoever, including but not limited to constitutional, statutory and common law; (iv) under any employment agreement, severance plan or other benefit plan; and (v) for attorneys’ fees. Executive specifically waives Executive’s right to bring or participate in any class or collective action against the Company. Provided, however, that this release does not apply to claims by Executive: (aa) for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies; (bb) for vested pension or retirement benefits including under the Company’s 401(k) plan; (cc) to continuation coverage under COBRA, or equivalent applicable law; (dd) to rights that cannot lawfully be released by a private settlement agreement; or (ee) to enforce, or for a breach of, this Agreement (the “Reserved Claims”). For the purpose of implementing a full and complete release and discharge, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which Executive does not know or suspect to exist in Executive’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such claim or claims.

6.COVENANT NOT TO SUE. In consideration of the benefits offered to Executive, Executive will not sue Releasees on any of the released claims or on any matters relating to Executive’s employment arising before the execution of this Agreement other than with respect to the Reserved Claims, including but not limited to claims under the ADEA, or join as a party with others who may sue Releasees on any such claims; provided, however, this paragraph will not bar a challenge under the OWBPA to the enforceability of the waiver and release of ADEA claims set forth in this Agreement, the Reserved Claims, or where otherwise prohibited by law. If Executive does not abide by this paragraph, then (i) Executive will return all monies received under this Agreement and indemnify Releasees for all expenses incurred in defending the action, and (ii) Releasees will be relieved of their obligations hereunder.

7.RIGHT TO REVIEW. The Company delivered this Agreement, containing the release language set forth in Sections 5 and 6, to Executive on April 30, 2020 (the “Notification Date”), and hereby informs Executive that it desires that Executive have adequate time and opportunity to review and understand the consequences of entering into it. The Company advises Executive as follows: (a) Executive should consult with Executive’s attorney prior to executing this Agreement; and (b) Executive has 45 days from the Notification Date within which to consider it. Executive must return an executed copy of this Agreement to the Company on or before the 46th day following the Notification Date. Executive acknowledges and understands that Executive is not required to use the entire 45-day review period and may execute and return this Agreement at any time before the 46th day following the Notification Date, BUT IN NO EVENT SHALL EXECUTIVE EXECUTE OR RETURN THIS AGREEMENT BEFORE THE SEPARATION DATE. If, however, Executive does not execute and return an executed copy of this Agreement on or before the 46th day following the Notification Date, this Agreement shall become null and void, and Executive’s employment shall terminate as of the Separation Date nevertheless. This executed Agreement shall be returned to: Ed Sitar, Chief Financial Officer, 9 Meters Biopharma, Inc., 8480 Honeycutt Road, Suite 120, Raleigh, NC 27615, or Email at: esitar@innovatebiopharma.com.

8.REVOCATION. Executive may revoke the Agreement during the seven (7) day period immediately following Executive’s execution of it. This Agreement will not become effective or enforceable until the revocation period has expired (the “Effective Date”). To revoke this Agreement, a written notice of revocation must be delivered to: Ed Sitar, Chief Financial Officer, 9 Meters Biopharma, Inc., 8480 Honeycutt Road, Suite 120, Raleigh, NC 27615, or Email at: esitar@innovatebiopharma.com.

9.OLDER WORKER BENEFIT PROTECTION ACT DISCLOSURES. The Company has determined to eliminate several positions in the Raleigh offices previously operated pre-Closing by Innovate Biopharmaceuticals, Inc, following the Closing of the Merger. The positions selected for elimination were based on a combination of factors, including specifically the needs of the Company. To assist Executive in considering the terms of the Agreement, Executive is provided in Exhibit A with the job titles and the ages of all employees located in the in the Raleigh offices operated pre-Closing by Innovate Biopharmaceuticals who are eligible and are not eligible to receive severance benefits as part of this workforce reduction. Executive acknowledges that Employee has been provided with adequate notice and information as required by the Older Worker

Benefit Protection Act of 1990 about individuals in Executive’s job class or organizational unit or group covered by the workforce reorganization.

10.AGENCY CHARGES/INVESTIGATIONS. Nothing in this Agreement prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC., etc.) (each, a “Government Agency”), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Executive’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. Executive further understands that this Agreement does not limit Executive’s or the Company’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency in connection with reporting a possible securities law violation, or other violation of law, without notice to the Company. Nothing in this Agreement or any other agreement limits Executive’s right to receive an award for information provided to any Government Agency/SEC staff. Notwithstanding the above, Executive acknowledges and agrees that this Agreement fully and finally resolves all monetary matters between Executive and the Company, and the Releasees, and by signing this Agreement, Executive is waiving any right to monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Executive or on Executive’s behalf, individually or collectively.

11.NONDISPARAGEMENT. Executive agrees that Executive shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company, or any of its employees or officers, and existing and prospective customers, suppliers, investors and other associated third parties, now or in the future. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process. The Company agrees that none of the members of the Board of Directors will make statements about Executive that are disparaging, defaming or derogatory; provided, however, that nothing in this Section 11 will prevent the Company from providing information requested by subpoena, court order, regulation, law, in response to a request from a government agency, or in response to a request from an insurance company, investor or other business.

12.DISCLAIMER OF LIABILITY. Nothing in this Agreement is to be construed as either an admission of liability or admission of wrongdoing on the part of either party, each of which denies any liabilities or wrongdoing on its part.

13.GOVERNING LAW. This Agreement shall be construed, interpreted, and governed in accordance with and by North Carolina law and the applicable provisions of federal law, including but not limited to the ADEA and the OWBPA (“Applicable Federal Law”). Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of North Carolina, including its statutes of limitations, except for Applicable Federal Law, without giving effect to any North Carolina conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Both Executive and the Company acknowledge and agree that the state or federal courts located in North Carolina have personal jurisdiction over them and over any dispute arising under this Agreement, and both Executive and the Company irrevocably consent to the jurisdiction of such courts.

14.ENTIRE AGREEMENT. Except as expressly provided herein, or in the Proprietary Information Agreement, this Agreement: (i) supersedes and cancels all other understandings and agreements, oral or written, with respect to Executive’s employment with the Company; (ii) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (iii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

15.SEVERABILITY; SEPARATE AND INDEPENDENT COVENANTS. If any portion, provision, or part of this Agreement is held, determined, or adjudicated by any court of competent jurisdiction to be invalid, unenforceable, void, or voidable for any reason whatsoever, each such portion, provision, or part shall be severed from the remaining portions, provisions, or parts of this Agreement, and such determination or adjudication shall not affect the validity or enforceability of such remaining portions, provisions, or parts.

16.SECTION 409A OF THE INTERNAL REVENUE CODE.

(a)Parties’ Intent. The parties intend that all payments or benefits hereunder shall either qualify for an exemption from or comply with the applicable rules governing non-qualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with such intention. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to be exempt from, or comply with, Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any material additional economic cost or loss of material benefit to the Company. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A, provided that the Company acted in good faith and in a prudent manner to comply with Section 409A. If a payment that is deferred compensation subject to Section 409A is subject to satisfaction of a release requirement and the period for satisfying the release requirement begins in one calendar year and ends in the following calendar year (the “Release Satisfaction Period”), then any amount becoming payable during the Release Satisfaction Period shall not be paid until the later calendar year.

(b)Separation from Service. A termination of employment or separation from service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A upon or following a termination of employment or separation from service unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

(c)Delayed Distribution to Specified Employees. If the Company determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i) since Executive is a Specified Employee thereunder, then any post separation payments and any continuation of benefits or reimbursement of benefit costs provided by this Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of Executive’s separation from service (the “409A Delay Period”). In such event, any post separation payments and the cost of any continuation of benefits provided under this Agreement that would otherwise be due and payable to Executive during the 409A Delay Period shall not commence until, and shall be made to Executive in a lump sum cash amount on the first business day after the date that is six (6) months following Executive’s Separation from Service and in such event the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the six-month period following Executive’s Separation from Service.

(d)Installment Payments. All payments made under this Agreement shall be deemed to be series of separate payments, with each installment being treated as a separate payment. The time and form of payment of any compensation may not be deferred or accelerated to the extent it would result in an impermissible acceleration or deferral under Section 409A.

17.OTHER TAXES. Executive shall have sole responsibility for the payment of any and all income taxes and/or excise taxes arising from or due on account of any payment made or benefit provided by the Company under this Agreement.

18.COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Any party hereto may execute this Agreement by signing any such counterpart.

19.WAIVER OF BREACH. A waiver of any breach of this Agreement shall not constitute a waiver of any other provision of this Agreement or any subsequent breach of this Agreement.

(Signature Page Follows)

(Signature page to Separation and General Release Agreement)

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year written below.

INNOVATE BIOPHARMACEUTICALS, INC.

By: /s/ Edward J. Sitar

Name: Edward J. Sitar__________________

Title: Chief Financial Officer

Date: April 30, 2020

SANDEEP LAUMAS, MD

/s/ Sandeep Laumas, M.D.

Date: April 30, 2020

EXHIBIT A
TO GENERAL RELEASE AGREEMENT